CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our reports dated April 27, 2023 (except for the effect of the restatement disclosed in Note 1, as to which the date is December 21, 2023, relating to the financial statements and financial statement schedules of Talcott Resolution Life Insurance Company in the Statement of Additional Information dated May 1, 2023 (including the supplement dated December 21, 2023) in this Registration Statement No. 333-145655 on Form N-4. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ Deloitte & Touche LLP

Hartford, Connecticut

December 21, 2023